EXHIBIT 99.3

               AGREEMENT OF PURCHASE AND SALE OF ASSETS AND STOCK
               --------------------------------------------------

         AGREEMENT dated August 31, 1998, by and between Binks Sames Corporation, a Delaware corporation having its principal office at 9201 Belmont Avenue, Franklin Park, Illinois 60131 (the "Seller"), and Illinois Tool Works Inc., a Delaware corporation, or its nominee (the "Purchaser"), having its principal office at 3600 West Lake Avenue, Glenview, Illinois 60025.

                              W I T N E S S E T H:

         WHEREAS, Seller is engaged, through one or more of its Subsidiaries (as defined herein), in, among other things, the business of developing, designing, manufacturing, assembling, selling, installing and servicing conventional and electrostatic coating application equipment and related products all of which products are listed on Exhibit A attached hereto and made a part hereof and includes all activities engaged in by Seller which generate the revenues set forth on the Balance Sheet included in the Financial Statement (as defined herein) (the "Binks Business");

         WHEREAS, the Purchaser wishes to buy (directly or indirectly through an entity controlled by Purchaser) from Seller, and Seller wishes to sell, assign and transfer to Purchaser, substantially all of the assets owned by Seller which are used in the conduct of the Binks Business as currently conducted wherever located;

         WHEREAS, Seller is the owner of all of the issued and outstanding shares of capital stock of the following entities: Binks Sames UK Ltd., a United Kingdom corporation; Binks Sames Deutschland GmbH, a German limited liability company; and Binks Sames International, S.A., a Belgium corporation (collectively, the "Stock");

         WHEREAS, Purchaser wishes to buy (directly or indirectly through an entity controlled by Purchaser) from Seller, and Seller wishes to sell to Purchaser, the Stock upon the terms and conditions hereinafter set forth;

         WHEREAS, Seller and Purchaser desire to make certain representations, warranties and agreements in connection with the acquisition contemplated herein (the "Acquisition") and also wish to set forth various conditions precedent to the consummation of the Acquisition;

         NOW, THEREFORE, in consideration of the mutual covenants, representations and warranties made herein, and of the mutual benefits to be derived hereby, the parties hereto agree as follows:

1.       PURCHASE AND SALE

         1.1 Purchase and Sale of Stock. Subject to the terms and conditions set forth in this Agreement, at the Closing (as defined in Section 8 hereof), Seller shall sell, assign, transfer and deliver to Purchaser, and the Purchaser shall, directly or indirectly, purchase, acquire and take assignment and delivery of the Stock from Seller.

         1.2 Purchase and Sale of Assets. Subject to and upon the terms and conditions set forth in this Agreement, at the Closing, Seller will sell, transfer, convey, assign and deliver to Purchaser (or will cause its affiliates to sell, transfer and convey, assign and deliver to Purchaser), and Purchaser will purchase, acquire and take assignment and delivery of the Binks Assets. The term "Binks Assets" shall mean the products listed on Exhibit A hereto and all other assets of Seller that are reflected on the Financial Statements (as defined herein) other than Excluded Assets (as defined herein), wherever located and in whatever form, real, personal, tangible or intangible, and primarily relating to or used in connection with the Binks Business, including, without limitation all right, title and interest of the Seller in and to the following:

                  1.2.1 All tangible assets and properties including machinery, equipment (including test, demonstration and prototype equipment), computers, vehicles and other transportation equipment, tools, dies, molds and parts and similar property (including, but not limited to, any of the foregoing purchased subject to any conditional sales or title retention agreement in favor of any other entity) wherever located and in each case primarily related to or used in connection with the Binks Business, including the assets that are reflected on the Closing Balance Sheet;

                  1.2.2 All inventories of raw materials, work-in-process, finished products, goods, spare parts, replacement and component parts, and office and other supplies (collectively, the "Inventories"), including Inventories held at any location controlled by Seller and Inventories in transit in each case primarily related to or used in connection with the Binks Business, including the Inventories that are reflected on the Closing Balance Sheet.;

                  1.2.3 All rights in and to products sold by the Seller in the ordinary course of business with respect to the Binks Business (including, but not limited to, products hereafter returned or repossessed and Seller's rights of rescission, replevin, reclamation and rights to stoppage in transit);

                  1.2.4 All of the rights of the Seller with respect to the Binks Business under all contracts, arrangements, licenses, leases and other agreements, including, without limitation, any right to receive payment for products sold or services rendered, and to receive goods and services, pursuant to such agreements and to assert claims and take other rightful actions in respect of breaches, defaults and other violations of such contracts, arrangements, licenses, leases and other agreements and otherwise;

                  1.2.5 All credits, prepaid expenses (except with respect to insurance carriers), deferred charges, advance payments, security deposits and prepaid items, in each case primarily related to or used in connection with the Binks Business;

                  1.2.6 All notes receivable and accounts receivable held by the Seller and all notes, bonds and other evidences of indebtedness of and rights to receive payments from any person held by the Seller, in each case primarily related to or arising from the Binks Business;

                  1.2.7 All intellectual property including United States and foreign patents, patent applications, trademarks, trademark applications, invention disclosures, licenses to or from third parties, copyrights, service marks, service names, trade names, trade secrets and other proprietary rights listed on Schedule 1.2.7, and all rights thereunder or in respect thereof primarily relating to or used or held for use in connection with the Binks Business, including, but not limited to, rights to sue for and remedies against past, present and future infringements thereof, and rights of priority and protection of interests therein under the laws of any jurisdiction worldwide and all tangible embodiments thereof (together with all intellectual property rights included in the other clauses of this Section 1.2, the "Intellectual Property");

                  1.2.8 All books, records, manuals and other materials (in any form or medium) primarily related to or used in connection with the Binks Business, including, without limitation, all records and materials maintained at the headquarters of Seller, advertising matter, catalogues, price lists, correspondence, mailing lists, lists of customers, distribution lists, photographs, production data, sales and promotional materials and records, purchasing materials and records, personnel records (with the consent of the relevant employee, which consent Seller shall use its best efforts to receive), manufacturing and quality control records and procedures, blueprints, research and development files, records, data and laboratory books, Intellectual Property disclosures, media materials and plates, accounting records, sales order files and litigation files, in each case only to the extent any of the aforementioned are primarily related to or used in connection with the Binks Business;

                  1.2.9 The benefits, including all rights to defense and indemnity coverage, under any and all policies of liability insurance issued to Seller prior to the Closing Date (as defined in Section 8 hereof) with respect to insurance coverage for accidents, occurrences, claims, suits, actions or proceedings arising from the operations, activities or conduct of the Binks Business prior to the Closing Date; provided, however, that such benefits shall transfer to Purchaser to the extent liabilities for such accidents, occurrences, claims, suits, actions or proceedings are threatened against, transferred to or otherwise imposed upon Purchaser.

                  1.2.10 To the extent their transfer is permitted by law, all governmental approvals primarily related to or used in connection with the Binks Business, including all applications therefore;

                  1.2.11 All of Seller's rights in and to the trademarks and trade name "Binks";

                  1.2.12 All real property owned by Seller and listed on
         Schedule 3.20 hereto;

                  1.2.13 All rights to causes of action, lawsuits, judgments, claims and demands of any nature available to or being pursued by the Seller with respect to the Binks Business or the ownership, use, function or value of any Acquisition Asset (as defined herein), whether arising by way of counterclaim or otherwise; provided, however that such rights shall transfer to Purchaser to the extent liabilities relating to such causes of action, lawsuits, judgments, claims and demands are threatened against, transferred to or otherwise imposed upon Purchaser; and

                  1.2.14 all guarantees, warranties, indemnities and similar rights in favor of the Seller with respect to any Acquisition Asset.

         The term "Acquisition Assets" shall mean collectively, the Stock and the Binks Assets. Subject to the terms and conditions hereof and any Schedule hereto, at the Closing, the Acquisition Assets shall be transferred or otherwise conveyed to Purchaser free and clear of all liabilities, obligations, liens, claims and encumbrances.

         1.3 Excluded Assets. Notwithstanding the foregoing, the Seller will retain and not transfer, and Purchaser will not purchase or acquire, the following assets (collectively, the "Excluded Assets"):

                  1.3.1 The assets of the Seller which are used exclusively in the Sames Business, as defined below including, but not limited to, its current vendor codes and personal computers and software utilized by Non-Transferees at its Franklin Park facility;

                  1.3.2 The corporate records including Certificate of Incorporation, corporate seal, minute books, stock books and other records having to do with the corporate organization of Seller and its subsidiaries and affiliates listed on Schedule 1.3.2 hereto;

                  1.3.3 All rights, properties and assets used in the Binks Business which shall have been transferred or disposed of by the Seller prior to the Closing Date in transactions conducted in the ordinary course of the Binks Business;

                  1.3.4 Except as set forth above, all insurance policies of Seller, including liability and workers' compensation insurance policies, binders and related prepaid expenses, other than liability insurance policies in which Purchaser is a named insured;

                  1.3.5 Other than that held by the Subsidiaries (as defined herein), all cash and cash equivalents, other than petty cash, held on the Closing Date;

                  1.3.6 Other than that held by the Subsidiaries (as defined herein), prepaid foreign, federal, state or local taxes and all claims of Seller for refunds, credits, carrybacks or carryforwards in connection with any Taxes (as herein defined) for tax periods ending on or prior to the Closing Date and the proceeds thereof;

                  1.3.7 All rights, claims, demands and causes of action which Seller or any of its affiliates may have against any person or entity to the extent related to any of the Excluded Assets or Excluded Liabilities, including all proceeds remitted to Seller or any of is affiliates from claims, rights, demands and causes of action with respect thereto; and

                  1.3.8 Any goodwill reflected on the Financial Statements.

                  1.3.9 The Rabbi Trust under Binks Manufacturing Company, Inc. ("Binks Mfg.") Executive Retirement Income Plan made as of April 2, 1994 between Binks Mfg. and BLU Benefits Group (the "Rabbi Trust").

                  1.3.10 The Confidentiality Agreement referenced in Section 6.8 hereto.

         1.4 Sames Business. The Sames Business shall mean the business of developing, designing, manufacturing, assembling, selling, installing and servicing electrostatic coating application equipment, powder booths, sheet metal equipment and related products, all of which products are listed on Exhibit B attached hereto and made a part hereof as well as the selling, installing and servicing of the Products covered under the Supply Agreement referenced in Section 6.13 hereof as currently conducted by Seller and its subsidiaries and affiliates listed on Schedule 1.3.2 hereto.

         1.5  Assumption of Liabilities.

                  1.5.1 Subject to the terms and conditions set forth herein, at the Closing, the Purchaser shall assume and agree to pay, honor and discharge when due all of the following liabilities existing at or arising on or after the Closing Date (collectively, the "Assumed Liabilities"):

                           1.5.1.1 Any and all liabilities, obligations and commitments relating to the Binks Business that are (i) reflected on the Financial Statements (as defined in Section 3.5); (ii) incurred or arising under any of the Employment Security Agreements and the Stay Bonus Agreements listed on
                  Schedule 3.22 hereto; (iii) incurred after the date of the Financial Statements in the ordinary course of business consistent with prior practice and in accordance with the terms of this Agreement; (iv) liabilities related to product liability claims arising out of products sold after the Closing Date , (v) liabilities related to patent infringement to the extent arising out of products sold on or after the Closing Date, except, in each case, for (a) liabilities related to product liability claims which are unresolved on the Closing Date or arising out of products sold prior to the Closing Date; (b) environmental liabilities and costs to the extent not accrued on the Financial Statements; (c) liabilities for taxes relating to or arising out of the Binks Business accruing, or with respect to any event or time period occurring, at or prior to Closing (except to the extent specifically set forth in Section 15.5);
                  (d) liabilities in respect of employees or plans, except to the extent specifically set forth in Section 6.9 or arising under the Employment Security Agreements and the Stay Bonus Agreements listed on Schedule 3.22 hereto; (e) liabilities for workers' compensation claims occurring prior to the Closing Date or pending on the Closing Date; (f) liabilities related to patent infringement to the extent arising out of products sold prior to the Closing Date; and (g) liabilities relating to the following litigation proceedings: CWA Investment Company, L.L.C. v. Binks Sames Corporation v. The John Buck Company; Continental Partners Group, Inc. v. Binks Manufacturing; Behr Systems, Inc. v. Sames Electrostatic, Inc. and Sames, S.A.; Durr GmbH v. Binks Sames France, S.A.; Chester Baranowski v. Binks Sames Corporation, et al.; and Robert Hashima v. Binks Sames Japan;

                           1.5.1.2 Any and all liabilities, obligations and commitments arising out of the agreements, leases, contracts and commitments set forth herein (or not required to be set forth herein or in any Schedule hereto because of the amount involved), including normal trade payables incurred in the ordinary course of the Binks Business, but not including any obligation or liability for any breach thereof occurring prior to the Closing Date; and

                           1.5.1.3 The liabilities arising in the ordinary course of business and resulting from the acquisition of the Stock.

                  1.5.2 At the Closing, the Purchaser shall assume the Assumed Liabilities by executing and delivering to Seller an Assumption Agreement on terms which are mutually satisfactory.

         1.6 Excluded Liabilities. Purchaser shall not assume any claims, liabilities, obligations or commitments of any Seller relating to or arising out of the operation of the Binks Business or the ownership of the Acquisition Assets prior to the Closing other than the Assumed Liabilities (the "Excluded Liabilities").

2.       PURCHASE PRICE

         2.1 Purchase Price. On the terms and subject to the conditions set forth in this Agreement, Purchaser agrees to pay or cause to be paid to Seller an aggregate of Seventy-Nine Million, Eight Hundred Seventy Three Thousand, Four Hundred Fifty Eight Dollars ($79,873,458) (the "Purchase Price") and to assume the Assumed Liabilities as provided in Section 1.5. The Purchase Price shall be payable at the Closing by the wire transfer in immediately available funds to such bank account or accounts as per written instructions of Seller given to the Purchaser at least two (2) days prior to the Closing. The parties acknowledge that the Purchase Price may be increased or decreased, after Closing, based on the Closing Balance Sheet (as hereinafter defined) in accordance with the provisions set forth in Section 2.3 below.

         2.2  Allocation of Purchase Price.

                  2.2.1 The parties agree to allocate the aggregate of the Purchase Price and the Assumed Liabilities (collectively the "Aggregate Purchase Price") between the Acquisition Assets acquired in the United States and elsewhere in accordance with an allocation schedule to be mutually agreed upon by the parties. Seller shall not be entitled to receive from Purchaser any amount in excess of the respective amounts set forth on such allocation schedule on account of the sale to the Purchaser of such Acquisition Assets, provided that this provision shall not affect the Purchase Price Adjustment provisions set forth below.

                  2.2.2 The Aggregate Purchase Price allocated to the United States shall be allocated among the domestic Binks Assets in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code") and the Treasury Regulations promulgated thereunder.

                  2.2.3 In connection with the determination of the foregoing allocation schedules, the parties shall cooperate with each other and provide such information as any of them shall reasonably request. The parties will each report the federal, state and local and other tax consequences of the purchase and sale contemplated hereby (including the filing of Internal Revenue Service Form 8594) in a manner consistent with such allocation schedules, unless a party is reasonably advised by its counsel that to do so would violate statutory or regulatory requirements relating to such reporting requirements.

2.3      Purchase Price Adjustment.

                  2.3.1 Within ninety (90) days following the Closing Date, the Seller shall cause the preparation and delivery to Purchaser of a consolidated balance sheet for the Binks Business as of the close of business on the Closing Date, which shall be prepared on a basis consistent with the preparation of the Financial Statements and Seller's past practices as if the Binks Business' fiscal year ended on the Closing Date, excluding the preparation of year-end statement of cash flows and footnotes (the "Closing Balance Sheet"). Notwithstanding the foregoing the parties hereby agree that Seller is not required hereunder to perform a year-end audit, but the parties shall perform a book to physical inventory following the Closing, the results of which shall be included in the Closing Balance Sheet.. During such ninety
         (90) day period, Purchaser shall cooperate with the Seller and shall allow the Seller reasonable access to the books and records of the Binks Business for the purpose of preparing the Closing Balance Sheet.

                  2.3.2 Unless Purchaser gives written notice to the Seller of a good faith objection to the Closing Balance Sheet before the close of business on the 20th business day after Purchaser's receipt thereof, the Closing Balance Sheet shall become final and binding upon

         Purchaser and Seller. If Purchaser (by written notice before the close of business on such 20th day) objects in good faith to the Closing Balance Sheet and if Purchaser and Seller do not reach agreement on the Closing Balance Sheet within twenty (20) days after Purchaser gives such notice of objection, then the matter objected to (and only such matter) shall be submitted to Deloitte & Touche, independent certified public accountants, who shall act as an arbitrator and shall resolve the dispute and submit a written statement of such resolution within twenty (20) days, which statement shall be binding on all parties and the date of such statement shall be the Final Report Date. Any objection under this Section by Purchaser to the Closing Balance Sheet that is based on the accounting procedures the Seller has consistently applied in the past shall not be considered a good faith objection as that term is used herein, provided that such procedure is in accordance with generally accepted accounting principles, with such exceptions to generally accepted accounting principles as set forth on Schedule 3.5. Each of the parties hereto shall bear all costs and expenses incurred by it in connection with such arbitration, except that the fees and expenses of Deloitte & Touche hereunder shall be borne equally by Seller and Purchaser.

                  2.3.3 If the Net Asset Value (as hereinafter defined) shown on the Closing Balance Sheet exceeds the Net Asset Value of Sixty-Eight Million, Two Hundred Thirty Four Thousand, Six Hundred Thirty Four Dollars ($68,234,634) set forth on the Balance Sheet included in the Financial Statements (as defined herein) as of May 31, 1998 (the "Preliminary Net Asset Value"), then the amount of such excess shall be paid by Purchaser to Seller by wire transfer of immediately available funds within five (5) business days following the Final Report Date. If the Net Asset Value shown on the Closing Balance Sheet is less than the Preliminary Net Asset Value, then the amount of such deficiency shall be paid by wire transfer of immediately available funds by the Seller to Purchaser within five (5) business days following the Final Report Date.

                  2.3.4 For purposes of this Section 2.3, "Net Asset Value" shall mean total assets less total liabilities calculated in the same manner as in the Financial Statements.

3. REPRESENTATIONS AND WARRANTIES. Seller represents and warrants to the Purchaser as of the date of this Agreement and as of the Closing Date (such representations and warranties being remade on the Closing Date) as follows:

         3.1 Authorization and Approval of Agreements. Seller has full corporate power and authority to execute and deliver this Agreement, and, to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Seller has been duly and validly authorized and approved by Seller's Board of Directors, and no other corporate proceedings are necessary to authorize this Agreement, or the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Seller and constitutes the legal, valid and binding obligation of the Seller, enforceable against it in accordance with its terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, moratorium, reorganization, or similar laws in effect which affect the enforcement of creditors' rights generally, or (b) by equitable limitations on the availability of specific remedies.

         3.2 Corporate Status. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of the State of Delaware, and possesses all requisite power and authority to carry out the transactions contemplated by this Agreement and to carry on its business (including the Binks Business) as now being conducted, and to own or lease and to operate its properties.

                  3.2.1 Seller is duly qualified or licensed to do business and is in good standing in each of the jurisdictions in which the operation of the Binks Business or the character of the properties owned, leased or operated by it in connection with the Binks Business makes such qualification or licensing necessary, except those jurisdictions, if any, in which the failure to so qualify would not have a material adverse effect on the business, operations or financial condition of the Binks Business taken as a whole ("Material Adverse Effect"). A list of each jurisdiction where the Seller is qualified is attached hereto as Schedule 3.2.1.

                  3.2.2 Seller has delivered to Purchaser complete and correct copies of its Certificate of Incorporation and by-laws or other organizational documents as amended and in effect on the date hereof. The Seller is not in violation of any of the provisions of its certificate of incorporation or by-laws or other organizational documents.

         3.3 No Conflicts. No consent, authorization or approval of, filing or registration with, any governmental authority or any other person or entity not a party to this Agreement is necessary in connection with the execution, delivery and performance by Seller of this Agreement, and the consummation of the transactions contemplated hereby, or otherwise necessary with respect to the Acquisition Assets, other than (a) the consents set forth on Schedule 3.3 attached hereto, and (b) as required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and such filings that may be required in Germany, Belgium and Canada. Except as set forth on Schedule 3.3, the execution, delivery and performance by Seller of this Agreement does not and will not conflict with or result in a violation of, a default under, right to accelerate or loss of rights under (with or without the giving of notice or the lapse of time or both) (i) any law applicable to Seller or any affiliate thereof, or any of the properties or assets of Seller (including the Acquisition Assets), (ii) the certificate of incorporation or by-laws or other organizational documents of Seller, or (iii) any contract, agreement or other instrument to which Seller or any affiliate thereof is a party or by which Seller or any of its properties or assets, including the Acquisition Assets, may be bound or affected, except such violations or defaults which would not have a Material Adverse Effect.

         3.4 Subsidiaries. Schedule 3.4 hereto contains a complete and accurate list of all entities, including partnerships, corporations, limited liability companies, associations, joint stock companies, trusts, joint ventures or unincorporated organizations, in which the Seller has a direct or indirect ownership interest, and the Stock of which will be acquired by Purchaser as expressly set forth in this Agreement (the "Subsidiaries"). Each of the Subsidiaries is a corporation duly organized, validly existing and, where applicable, in good standing under the laws of the jurisdiction of its incorporation, set forth in Schedule 3.4 and has the corporate or other power to carry on its business as now being conducted. Except as set forth on Schedule 3.4, the Seller is or will be, immediately prior to Closing, directly or indirectly, the record and beneficial owner of and has, or will have, immediately prior to Closing, good and valid title to all of the issued and outstanding capital stock of each of the Subsidiaries. Each of issued and outstanding capital stock of the Subsidiaries is validly issued, fully paid and non-assessable, and except as set forth in Schedule 3.4, as of the Closing Date will be free and clear of all liens, claims, encumbrances, security agreements, equities, charges and restrictions. Except as set forth on
Schedule 3.4, there are no outstanding options, commitments or other rights of any nature that relate to the issuance, sale, purchase or redemption of any shares of capital stock of any of the Subsidiaries. All of the issued and outstanding shares of capital stock have been issued in compliance with all applicable laws of their respective states or countries of incorporation and, to the extent applicable, regulations of the Securities and Exchange Commission. Except as set forth in Schedule 3.4, the Seller does not have a direct or indirect ownership interest in any entity or person which is primarily engaged in or required to conduct the Binks Business as currently conducted. Schedule
3.4 also sets forth the name and title of each officer and director of each of the Subsidiaries immediately prior to Closing. Subject to applicable foreign laws, the directors and officers of the Subsidiaries shall tender their resignations effective as of the Closing Date. True and correct copies of the Certificate of Incorporation, including all amendments thereto, and by-laws in effect as of the Closing Date of each of the Subsidiaries shall be furnished to Purchaser. Subject to applicable law Seller shall deliver the organizational documents and records of the Subsidiaries at Closing.

         3.5 Financial Statements. Seller has delivered to Purchaser unaudited consolidated financial statements of the Binks Business as at and for the six
(6) month period ended May 31, 1998 (the "Financial Statements"), including a balance sheet and statements of income. The Financial Statements have been prepared in all material respects on a basis consistent with generally accepted accounting principles, except as described on Schedule 3.5. The balance sheet included in the Financial Statements does not include any material assets or liabilities not intended to constitute part of the Binks Business or the Acquisition Assets after giving effect to the transactions contemplated hereby, and present fairly the financial condition of the Binks Business as at their respective dates. The statements of income included in the Financial Statements do not reflect the operations of any entity or business not intended to constitute a part of the Binks Business after giving effect to all such transactions and present fairly the results of operations of the Binks Business for the periods indicated.

         3.6 Absence of Undisclosed Liabilities. Except as set forth on Schedule 3.6, Seller has no liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, arising out of or relating to the Binks Business, except (a) as and to the extent disclosed or reserved against in the Financial Statements, and (b) liabilities and obligations that (i) were incurred after the date of the Financial Statements in the ordinary course of business consistent with prior practice, and (ii) individually and in the aggregate are not material to the Binks Business and have not had or resulted in, and will not have or result in, a Material Adverse Effect. None of the employees of the Binks Business is now, or will by the passage of time hereinafter become, entitled to receive any vacation time, vacation pay or severance pay attributable to services rendered prior to such date, except as set forth on Schedule 3.6.

         3.7 Taxes. Seller has (or by the Closing will have) duly and timely filed all tax returns relating to the Binks Business required to be filed on or before the Closing Date. With respect to the period prior to the Closing, all taxes required to be withheld by or on behalf of the Seller in connection with amounts paid and social security contributions (collectively "Taxes") or owing to any employee, independent contractor, creditor or other party with respect to the Binks Business have been (or by the Closing will have been) withheld, and such withheld Taxes either have been or will be duly and timely paid to the proper governmental authorities or set aside in accounts for such purpose.

                  3.7.1 Except as set forth on Schedule 3.7, no agreement or other document extending, or having the effect of extending, the period of assessment or collection on any Taxes, and no power of attorney with respect to any such Taxes has been filed with the IRS or any other governmental authority.

                  3.7.2 Except as set forth on Schedule 3.7, with respect to the Seller, (a) there are no Taxes asserted in writing by any governmental authority to be due, and (b) no issues have been raised in writing by any governmental authority in the course of any audit with respect to any Taxes. No Taxes are currently under audit by any governmental authority. Neither the IRS nor any other governmental authority is now asserting or, to the knowledge of Seller, threatening to assert against Seller, any adjustment of Taxes that individually or in the aggregate would, if paid by Purchaser, have a Material Adverse Effect, and there is no reasonable basis for any such assertion of which Seller is or reasonably should be aware.

                  3.7.3 Except as set forth on Schedule 3.7, there is no litigation or administrative appeal pending or, to the knowledge of Seller, threatened against or relating to Seller in connection with any Taxes.

         3.8  Absence of Adverse Changes or Events.  Except as set forth on
Schedule 3.8, since the date of the Financial Statements, Seller has conducted the Binks Business only in the ordinary course consistent with its prior practices and has not with respect to the Binks Business or the Acquisition Assets, as the case may be:

                  3.8.1 Incurred any material obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, except current liabilities incurred in the ordinary course of business and consistent with its prior practice, none of which liabilities, in any case or in the aggregate have a Material Adverse Effect;

                  3.8.2 Discharged or satisfied any lien, charge or encumbrance other than those then required to be discharged or satisfied, or paid any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, other than current liabilities shown on the Financial Statements and current liabilities incurred since the Financial Statements in the ordinary course of business and consistent with its prior practice;

                  3.8.3 Mortgaged, pledged or subjected to lien, charge, security interest or any other encumbrance or restriction any of its property, business or assets, tangible or intangible;

                  3.8.4 Sold, transferred, leased to others or otherwise disposed of any of its assets, canceled or compromised any debt or claim, or waived or released any right of substantial value, in each case except in the ordinary course of business;

                  3.8.5 Received any notice of termination of any contract, lease or other agreement or suffered any damage, destruction or loss which, in any case or in the aggregate, has had or may be reasonably expected to have a Material Adverse Effect;

                  3.8.6 Encountered any labor union organizing activity, had any actual or threatened employee strikes, work stoppages, slow-downs or lock-outs, or had any material change in its relations with its employees, agents, customers or suppliers, or with any governmental authorities or self-regulatory organizations, which would in each case have a Material Adverse Effect on the Binks Business;

                  3.8.7 Transferred or granted any rights under, or entered into any settlement regarding the breach or infringement of, any United States or foreign license, patent, copyright, trademark, trade name, invention or similar rights, or modified any existing rights with respect thereto;

                  3.8.8 Made any change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable, or paid or agreed or orally promised to pay, conditionally or otherwise, any bonus, extra compensation, pension or severance or vacation pay to any employee, salesman, distributor or agent of the Binks Business, except as disclosed on Schedule 3.8 or in the ordinary course of business and consistent with prior practice;

                  3.8.9 Issued or sold any shares of its capital stock or other securities, or issued, granted or sold any options, rights or warrants with respect thereto, or acquired any capital stock or other securities of any corporation or any interest in any business enterprise, or otherwise made any loan or advance to or investment in any person, firm or corporation, but only to the extent related to the Binks Business;

                  3.8.10 Made any capital expenditures or capital additions with respect to the Binks Business in excess of an aggregate of $500,000.00;

                  3.8.11 Instituted, settled or agreed to settle any litigation, action or proceeding before any court or governmental body relating to the Binks Business;

                  3.8.12 Failed to replenish its inventories and supplies of the Binks Business in a normal and customary manner consistent with its prior practice, or made any purchase commitment in excess of the normal, ordinary and usual requirements of the Binks Business or at any price in excess of the then current market price, or made any change in selling, pricing, advertising or personnel practices of the Binks Business inconsistent with its prior practice;

                  3.8.13 Suffered any change, event or condition which, in any case or in the aggregate, has had or reasonably may be expected to have a Material Adverse Effect; or

                  3.8.14 Entered into any transaction, contract or commitment other than in the ordinary course of business.

         3.9 Litigation. Except as described on Schedule 3.9, there is no claim, legal action, suit, arbitration, governmental investigation or other legal or administrative proceeding, nor any order, decree or judgment in progress, pending or in effect or, to the knowledge of Seller, threatened against or relating to Seller which would have a Material Adverse Effect or would materially or adversely affect the transactions contemplated by this Agreement.
Schedule 3.9 also contains a list of all such litigation (excluding silicosis cases) pending as of the date of this Agreement or for which there remains any financial liability or obligation of the Seller.

         3.10 Compliance with Laws and Other Instruments. Seller has complied in all material respects with all existing laws, rules, regulations, ordinances, orders, judgments and decrees now applicable to the Binks Business, its operations as presently conducted. Except as set forth on Schedule 3.10, neither the ownership, the use of Seller's properties in the Binks Business, nor the conduct of the Binks Business conflicts with the rights of any other person, firm or corporation or violates, with or without the giving of notice or the passage of time, or both, or will violate, conflict with or result in a default, right to accelerate or loss of rights under, any terms or provisions of its Certificate of Incorporation or by-laws as presently in effect, or any lien, encumbrance, mortgage, deed of trust, lease, license, agreement, understanding, law, ordinance, rule or regulation, or any order, judgment or decree to which Seller is a party or by which it may be bound or affected, which would in each case or in the aggregate have a Material Adverse Effect.

         3.11 Title to Properties. Seller has good and marketable title to all the Binks Assets and, to the extent required hereunder, Seller has the right to transfer the Binks Assets to Purchaser. Except as set forth on Schedule 3.11, none of the Binks Assets is subject to any mortgage, pledge, lien, charge, security interest, encumbrance, restriction, lease, license, easement, liability of any nature whatsoever, except (i) mortgages or security interests shown on the Financial Statements as securing specific liabilities or obligations, or
(ii) liens for current taxes and assessments not yet due or payable or taxes the validity of which are being contested in good faith by appropriate proceedings, or (iii) those restrictions, easements and imperfections of title and encumbrances, if any, which, individually or in the aggregate, (a) are not substantial in character, amount or extent and do not materially detract from the value of the properties subject thereto in their current use in the Binks Business, and (b) do not interfere with either the present and continued use of such property or the conduct of Seller's normal operations; in each case in the same manner as the Binks Business is currently conducted (the aforementioned exceptions collectively referred to as "Permitted Encumbrances"). All of the properties and assets owned, leased or used by Seller in connection with the Binks Business are in good operating condition and repair, ordinary wear and tear excepted.

         3.12 Contracts. Schedule 3.12 lists specifically all contracts, agreements, commitments (written or oral other than those of a type disclosed in some other Schedule hereto) with respect to the Binks Business to which the Seller is a party or by which the Seller, or any of the properties or assets of the Binks Business is in any way bound, including all amendments and supplements thereto and modifications thereof, which:

                  3.12.1 Provide for the sale of products or the performance of services, or for the purchase of inventories, equipment, raw materials, supplies, services, or utilities, which involves payments or receipts by the Seller of Five Hundred Thousand Dollars ($500,000.00) or more and (i) are not terminable by the Seller at any time upon thirty (30) days or less prior written notice and without cause; or (ii) are not to be fully performed within six (6) months from the date of this Agreement;

                  3.12.2 Establish a sales agency, distributorship or brokerage agreement or franchise;

                  3.12.3 Establish a collective bargaining, union, non-competition or secrecy agreement (including any non-competition or secrecy agreements routinely obtained by the Seller from its employees) or agreement providing for a fixed term of employment;

                  3.12.4 Establish a loan or credit agreement, security agreement, guaranty, indenture, mortgage, pledge, conditional sale or title retention agreement, equipment obligation, lease purchase agreement, or other instrument evidencing indebtedness;

                  3.12.5 Establish a partnership, joint venture, joint operating or similar agreement; or

                  3.12.6 Provide for (other than those of the types covered by the aforementioned subsections of this section) payments or receipts by Seller of Five Hundred Thousand Dollars ($500,000) or more and are not terminable by the Seller at any time upon thirty (30) days or less prior written notice and without cause.

All of said contracts, agreements, commitments and undertakings are valid, binding, and in full force and effect, according to their terms and subject to
(a) changes caused by partial and complete performance prior to Closing, and (b) general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing and other similar doctrines affecting the enforceability of agreements generally and applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting creditors' rights.

Except as set forth on Schedule 3.12, there exists no material default by the Seller, or to Seller's knowledge by another party thereto, nor has any event occurred which with the passage of time or giving of notice would constitute a material default thereunder. Copies of all of the documents described in the aforesaid Schedule, and of each other schedule delivered pursuant to this Agreement, have been provided to Purchaser, and are true and complete and include all amendments, supplements or modifications thereto.

         3.13 Patents. Seller owns or possesses the royalty free licenses or other rights to use all the Intellectual Property set forth on Schedule 1.2.7, and to the knowledge of Seller, no other person or entity owns or has any proprietary, financial or other interest, direct or indirect, in any Intellectual Property which Seller is using or the use of which is necessary in the operation of the Binks Business as presently conducted. Except as set forth on Schedule 3.13, Seller is not infringing upon or otherwise acting adversely to any copyrights, trademarks, trademark rights, service marks, service names, trade names, patents, patent rights, licenses, trade secrets or other proprietary rights owned by any other person or entity and there is no claim or action by any such person or entity pending, or to the knowledge of Seller threatened, with respect thereto. After due inquiry, to the knowledge of Seller, none of the Intellectual Property is being infringed or otherwise used or available for use by any other person or entity. Except as set forth on Schedule
3.13 hereto, there are no existing or, to the knowledge of Seller, threatened, patent, trademark infringement opposition, interference or other intellectual property related lawsuits by, or against, Seller relating to the Binks Business, nor are there any outstanding notices, to Seller or by Seller to another, regarding possible patent infringement of either a Seller owned or licensed patent, or a third party's patent. The Intellectual Property included in the Acquisition Assets constitute all of the intellectual property rights required or necessary to conduct the Binks Business as currently conducted and shall be assigned through a clean chain of title to the Purchaser or its designee effective on the Closing Date.

         3.14 No Guarantees. Except as set forth on Schedule 3.14, none of the obligations or liabilities of Seller is guaranteed by, or subject to a similar contingent liability of any other person, firm or corporation, nor has Seller guaranteed, or otherwise become contingently liable for, the obligations or liabilities of any other person, firm or corporation.

         3.15 Inventory. Except as set forth on Schedule 3.15 or as reserved on the Financial Statements, all items of Seller's inventory and related supplies for the Binks Business (including raw materials, work-in-process and finished goods) reflected on the Financial Statements or thereafter acquired are merchantable, or suitable and usable for the production or completion of merchantable products, for sale in the ordinary course of business as first quality goods at normal mark-ups; are not obsolete or below standard quality and are valued at the lower of cost or market in accordance with generally accepted accounting principles consistently applied by the Seller.

         3.16 Receivables. All receivables of Seller (including accounts receivable, loans receivable and advances) which are reflected in the Financial Statements, and all such receivables of the Binks Business which will have arisen since the date thereof, shall have arisen only from bona fide transactions in the ordinary course of Seller's operation of the Binks Business and shall be (or have been) fully collected or in the case of each account receivable within 180 days after it arose, without resort to litigation, in the aggregate face amounts thereof, except to the extent of the normal allowance for doubtful accounts with respect to accounts receivable computed consistently with Seller's prior practices as reflected on the most recent annual Financial Statement.

         3.17 Business Description. Schedule 3.17 attached hereto contains (i) the percentage of total sales and revenues and income attributable to each product line of the Binks Business from December 1, 1997 through July 31, 1998, which accounted for 10% or more of the Binks Business' total sales and revenues or income before taxes, (ii) the extent to which Seller makes sales to or derives revenues or makes purchases from sources located in foreign countries with respect to the Binks Business, and (iii) the name of each customer or supplier of Seller with respect to the Binks Business, the loss of which might materially and adversely affect the Binks Business.

         3.18 Insurance. Schedule 3.18 lists in all material respects the insurance policies (specifying the insurer, the amount and duration of the coverage, the type of insurance including whether each such policy is based on claims made or occurrence, premium allocation, the policy number and any pending claims thereunder) maintained by Seller and covering the Binks Business and personnel of the Binks Business (excluding U.S. and foreign employee benefits). The information provided in Schedule 3.18 shall cover all time periods from 1961 to the present. Seller shall deliver at or prior to Closing full and complete copies of all such insurance policies listed in Schedule 3.18 or secondary evidence of same to the extent Seller possess the same. The Seller is not in default with respect to any provision contained in any such insurance policy related to Seller or its U.S. subsidiaries, nor has it failed to pay any premiums thereunder or to give any notice or present any claim thereunder in due and timely fashion. To the knowledge of Seller there is no occurrence involving the Binks Business potentially giving rise to a material claim with respect to which notice to the insurer has not been given.

         3.19 Machinery and Equipment. The machinery and equipment regularly being used by the Seller in the Binks Business are in good operating condition and repair (normal wear and tear excepted), are in conformity with all applicable material ordinances, regulations and other laws, and except as set forth on Schedule 3.19 hereto, are either owned by the Seller free and clear of all liens or encumbrances whatsoever, or are leased under valid leases which will not be affected by the consummation of the Acquisition contemplated by this Agreement.

         3.20 Real Property. There is set forth in Schedule 3.20 a legal description of all real property, including buildings and other improvements thereon, owned by the Seller, which is included in the Acquisition Assets. The real property included in the Acquisition Assets is all the real property required to conduct the Binks Business as currently conducted. Except for Permitted Encumbrances, Seller has good and marketable title in fee simple to such real property, free of all mortgages, liens, claims, security interest or other encumbrances whatsoever. All improved structures or buildings included in the real property conform in all material respects, with all applicable material ordinances, regulations, building, zoning, and other laws, and there are no pending claims by any municipal or other authorities in connection with the real property for any material violation thereof.

         3.21 Leases. Schedule 3.21 hereto sets forth, a brief description (including in each case the current annual base rental payable, the expiration date, a brief description of the property covered and the name of the Lessor) of every lease or agreement under which the Seller is lessee of, or holds or operates any property owned by any third party, including Seller, which is used in the Binks Business. Except as specifically set forth in
Schedule 3.21, each such lease or agreement is in full force and effect and constitutes a legal, valid and binding obligation of the respective parties thereto. The buildings and other improvements located thereon are not in violation of any zoning or other ordinance.

         3.22 Employee Benefit Plans. Set forth in Schedule 3.22 is a list of all pension, profit sharing, disability, welfare or group insurance, bonus, deferred compensation, stock option, paid vacation and all other presently effective employee benefit plans, agreements or commitments, written or oral, with respect to employees of the Binks Business (the "Employee Benefit Plans"). Copies of each written plan, agreement or commitment, as amended to the date hereof, and applicable summaries thereof, have been provided to the Purchaser.

                  3.22.1 Each such Employee Benefit Plan and each related trust, insurance contract, book reserve or fund complies in form and operation in all material respects with the requirements of applicable laws, including the requirements of the Employee Retirement Income Security Act of 1974 ("ERISA" and the "ERISA Plans"). Except as set forth in
         Schedule 3.22.1, no ERISA Plan which is a pension benefit plan under
         ERISA:

                           3.22.1.1 is a multi-employer plan within the meaning
                  of Section 4001(b) of ERISA;

                           3.22.1.2 has had any amendment which is not the subject of a favorable determination letter by the Internal Revenue Service;

                           3.22.1.3 has pending any operational compliance failures which would result in disqualification or sanctions;

                           3.22.1.4 has any accumulated funding deficiency with
                  respect to the funding standard account described in Section 412(a) of the Internal Revenue Code of 1986 (whether or not waived);

                           3.22.1.5 has had a complete or partial termination or
                  a permanent discontinuation of contributions;

                           3.22.1.6 has had a reportable event as such term is
                  defined in ERISA; or

                           3.22.1.7 has had a "fiduciary" or "party in interest"
                  or "disqualified person" enter into any "prohibited transaction" as defined in ERISA.

                  3.22.2 Except as set forth on Schedule 3.22.2, all required reports and descriptions with respect to the Employee Benefit Plans have been filed or distributed as required by applicable law. Copies of the applicable Form 5500 for the most recent plan year of each

         ERISA Plan, and of the most recent audit reports, actuarial valuations and any required governmental reports have been provided to Purchaser.

                  3.22.3 Except as set forth on Schedule 3.22.3, all contributions (including all employer contributions and employee contributions, if any) and premiums, administrative fees and other costs with respect to the Employee Benefit Plans which were due prior to the Closing Date have been timely paid. Any contributions, premiums or fees which are payable as of the Closing Date shall be paid by Seller into the applicable Employee Benefit Plan as soon as practicable following such date. Payroll, bonuses, vacation pay, deferred compensation and all unfunded employment related obligations have been accrued on the balance sheet of the Binks Business in accordance with generally accepted accounting principles and there is no obligation or commitment that the Purchaser is required to satisfy that is not disclosed in Schedule 3.22.

                  3.22.4 Except as set forth on Schedule 3.22.4, there are no actions, suits or claims (other than routine claims for benefits) pending or threatened or, to the knowledge of Seller, any facts which could give rise to any such actions, suits or claims against any Employee Benefit Plan or the assets thereof.

         3.23     Foreign Employee Matters.

                  3.23.1 Schedule 3.23.1 hereto lists each non-governmental retirement and welfare benefit plan for employees of the Binks Business located outside of the United States (the "Foreign Benefit Plans"). Except as set forth on Schedule 3.23.1, each Foreign Benefit Plan and each fund, if any, maintained thereunder has been established, operated, administered, maintained and invested, as the case may be, in compliance with all laws applicable thereto and the respective requirements of each such Plan's governing documents, all other applicable pension benefits legislation, and all applicable regulations, rules and policies in relation thereto.

                  3.23.2 Seller has heretofore delivered or shall upon request deliver to Purchaser correct and complete copies of (i) each Foreign Benefit Plan; (ii) if applicable, the most recent actuarial valuation report available, whether or not filed, with respect to each such Plan;
         (iii) the most recent funding and investment management agreements with respect to each such Plan and all amendments thereto; (iv) the most recent summary description for employees with respect to each such Plan; and (v) the two most recent annual reports filed in respect of each such Plan.

                  3.23.3 Except as set forth on Schedule 3.23.3, full payment has been or will be made of all premiums, contributions and other amounts required by the applicable documents governing any Foreign Benefit Plan, or any applicable laws, regulations, rules and policies in relation thereto to be paid by Seller under the terms of each such Plan as of the Closing Date.

                  3.23.4 Except as set forth on Schedule 3.23.4, there are no pending or, to the best of Seller's knowledge, any written threat of claims against or in respect of any of the Foreign Benefit Plans, whether by any governmental agency, or employee, or beneficiary or otherwise (other than routine claims for benefits).

                  3.23.5 Except as set forth on Schedule 3.23.5, no Foreign Benefit Plan provides for benefits including, without limitation, death or medical benefits (whether or not insured), with respect to any past or present employees of the Binks Business beyond their retirement or termination of service.

                  3.23.6 Except for the Subsidiaries or to the extent provided by law or specifically set forth in this Agreement, Purchaser shall not assume any liability to any employee, beneficiary or other person or entity in connection with any Foreign Benefit Plan or by reason of any action or inaction by the Seller or any administrator or fiduciary or other person or entity with respect to any Foreign Benefit Plan, whether before or after the Closing Date.

         3.24 Environmental Matters. Except as disclosed on Schedule 3.24 (which scheduled matters remain the liability of Seller), with respect to the Binks Business:

                  3.24.1 Seller has not deposited or caused to be deposited, on, under or about any production or any other facility of the Binks Business or at any off-site facility including, without limitation, into the ambient air, surface water, groundwater, land surface, or subsurface strata, any solvents, pollutants, chemicals, flammable, contaminants, gasoline, petroleum products, crude oil, explosives, radioactive materials, hazardous materials or industrial or other hazardous or toxic materials, substances, or wastes, or polychlorinated biphenyls or related or similar materials, asbestos or any material containing asbestos, or any other substance or material (collectively, the "Hazardous Substances") in material violation of, or in a manner which creates liability under, any applicable federal, state or local governmental law, rule, regulation or ordinance, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended as of the Closing Date (42 U.S.C. Sections 9601, et. seq.), the Hazardous Materials Transportation Act, as amended as of the Closing Date (49 U.S.C. Section 1801, et. seq.), the Resource Conservation and Recovery Act, as amended as of the Closing Date (42 U.S.C. Sections 6901 et. seq.), the Federal Water Pollution Control Act, as amended as of the Closing Date (33 U.S.C. Sections 1251 et. seq.), the Clean Air Act, as amended as of the Closing Date (42 U.S.C. Sections 7401 et. seq.), the Toxic Substances Control Act, as amended as of the Closing Date (15 U.S.C. Sections 2601 et. seq.), the Clean Water Act, as amended as of the Closing Date (33 U.S.C. Sections 1251 et. seq.) (collectively all such laws, rules, ordinances, or regulations called herein, "Environmental Laws");

                  3.24.2 Seller does not use any production or any other facility owned or leased by it in respect of the Binks Business to generate, manufacture, refine, transport, treat, store, handle, dispose, transfer, produce, process or in any manner deal with Hazardous Substances, except in material compliance with applicable Environmental Laws;

                  3.24.3 Seller has obtained for the Binks Business all material registrations, permits, licenses, and other authorizations which are required under federal, state and local laws and regulations relating to pollution or protection of the environment including, but not limited to, all Environmental Laws and including all laws relating to emissions, discharges, releases, or threatened releases of Hazardous Substances, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances;

                  3.24.4 Seller is in material compliance with all terms and conditions of such required registrations, permits, licenses and authorizations; and, to the knowledge of Seller, is also in material compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws or contained in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder;

                  3.24.5 There is no civil, criminal, or administrative action, suit, demand, claim, hearing, notice of violation, investigation, proceeding, notice or demand letter pending, or threatened against the Seller with respect to the Binks Business relating in any way to (i) the Environmental Laws or any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated, or approved thereunder, or (ii) relating to the release into the environment by the Binks Business of any Hazardous Substances whether or not occurring at or on a site owned, leased or operated by the Seller in connection with the Binks Business.

         3.25 Absence of Certain Business Practices. Neither Seller nor any officer, employee or agent of Seller, nor any other person acting on its behalf, has given any gift or similar benefit to any customer, supplier, governmental employee or other person who is in a position to help or hinder the business of Seller (or assist Seller in connection with any actual or proposed transaction) which (a) might subject Seller to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (b) if not given in the past, might have had an adverse effect on the assets, business or operations of Seller as reflected in the Financial Statements, or (c) if not continued in the future, might adversely affect Seller's assets, business, operations or which might subject Seller, with respect to the Binks Business, to suit or penalty in any private or governmental litigation or proceeding.

         3.26 Year 2000 Compliance. The Seller has developed and is in the process of implementing a comprehensive, detailed program to address on a timely basis Year 2000 Compliance. The Seller believes that it will achieve Year 2000 Compliance in a timely manner for all material computer applications used by the Seller in the Binks Business. "Year 2000 Compliance" means in relation to any computer program, correct treatment of dates through the year 1999 to the year 2000, including (without limitation) the correct handling of:

                  (i) the day after December 31, 1999 being January 1, 2000 (correct changeover date);

                  (ii) the new year, 2000, being one year later than the previous year, 1999 (years can be subtracted to correctly give a number of elapsed years);

                  (iii) January 1, 2000, being a Saturday (day-of-week calculations work correctly);

                  (iv) February 29, 2000 is a valid date (the year 2000 is a leap year), and March 1, 2000 is a Wednesday (day of week calculations take account of leap years).

         3.27 Warranty Accruals. The warranty accruals being transferred to Purchaser are sufficient to cover all outstanding warranty claims based upon historical practices.

         3.28 Customs Compliance. Seller has paid or has made provision for the payment of all duty, tariffs, customs, penalties, merchandise processing fee or other payment required to be paid by Seller with respect to the importation or exportation of any merchandise by Seller with respect to the Binks Business and, Seller is in compliance in all material respects with United States and foreign laws and regulations governing the importation or exportation of merchandise with respect to the Binks Business.

         3.29 Brokers. Except for William Blair & Company L.L.C. ("William Blair"), Seller has not directly or indirectly dealt with anyone acting on its behalf in the capacity of a finder or broker (or investment advisor) and has not incurred and, except for amounts solely payable by Seller to William Blair, Seller shall not incur any obligation for any finder's, broker's or investment banking fee related to the transaction contemplated herein.

         3.30 Disclosure. No representation or warranty by Seller contained in this Agreement (including the Schedules and Exhibits hereto), contains or will contain any untrue statement of a material fact, or to the knowledge of Seller omits to state a material fact required to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

4. REPRESENTATIONS AND WARRANTIES BY PURCHASER. Purchaser represents and warrants to Seller as of the date of this Agreement and as of the Closing Date (such representations and warranties being remade on the Closing Date) as follows:

         4.1 Authorization and Approval of Agreement. Purchaser has full corporate power and authority to execute and deliver this Agreement and all proceedings or corporate action required to be taken by Purchaser relating to the consummation of the transactions contemplated hereby shall have been taken on or prior to the Closing Date. This Agreement has been duly and validly executed and delivered by Purchaser. This Agreement to which Purchaser (or its designee) is a party constitutes the legal, valid and binding obligation of the Purchaser (and/or its designee), enforceable against it or them in accordance with its terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect which affect the enforcement of creditors' rights generally, or (b) by equitable limitations on the availability of specific remedies.

         4.2 Corporate Status. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of the State of Delaware, and possesses all requisite power and authority to enter into this Agreement and the related agreements referred to herein and to carry out the transactions contemplated by this Agreement, and to carry on its business as now being conducted and to own, lease or operate its properties.

         4.3 No Conflicts. The execution, delivery and performance by Purchaser of this Agreement and the consummation of the transactions contemplated hereby, do not and will not conflict with or result in a violation of or a default under (with or without the giving of notice or the lapse of time or both) (i) any law applicable to Purchaser or any affiliate thereof or any of the properties or assets of Purchaser, (ii) the Certificate of Incorporation or by-laws or other organizational documents of Purchaser, or (iii) any contract, agreement or other instrument to which Purchaser or any affiliate thereof is a party, or by which Purchaser or any of its properties or assets may be bound or affected, except such violations or defaults which would not have a Material Adverse Effect. Except for compliance with the HSR Act and such filings that may be required in Germany, Belgium and Canada, no governmental approval or other consent is required to be obtained or made by Purchaser in connection with the execution and delivery of this Agreement or the consummation of the transaction contemplated hereby.

         4.4 Litigation. There is no legal action, suit, arbitration, governmental investigation or other legal or administrative proceeding, nor any order, decree or judgment in progress, pending or in effect, or to the knowledge of Purchaser threatened against or relating to Purchaser in connection with or relating to the transactions contemplated by this Agreement, and Purchaser does not know or have any reason to be aware of any basis for the same.

         4.5 Brokers. Purchaser has not directly or indirectly dealt with anyone acting on its behalf in the capacity of a finder or broker (or investment advisor) and has not incurred, and shall not incur, any obligation for any finder's, broker's or investment banking fee related to the transaction contemplated herein.

         4.6 Representation as to Knowledge of David B. Speer and John A. Mayfield. David B. Speer and John A. Mayfield have no actual knowledge of any material fact that would constitute a material breach of any representation or warranty by the Seller in this Agreement. The preceding representation is made by the Purchaser and shall not in any manner be construed to be a representation by David B. Speer or John A. Mayfield. In the determination of the actual knowledge of David B. Speer and John A. Mayfield, neither shall be deemed to have knowledge of the documents provided to the Purchaser, which documents have not been reviewed by David B. Speer and John A. Mayfield.

5.       SELLER'S COVENANTS

         5.1 Conduct of Business Prior to Closing. Prior to the Closing, Seller shall conduct the Binks Business only in the ordinary course and consistent with its prior practice, and shall maintain, keep and preserve the assets and properties of the Binks Business in good condition and repair, and maintain insurance thereon in accordance with present practices, and Seller will use its best efforts to (i) preserve the business and organization of the Binks Business intact, (ii) keep available to Purchaser the services of the Binks Business' present employees, agents and independent contractors, (iii) preserve for the benefit of Purchaser the goodwill of the Binks Business' suppliers, customers, landlords and others having business relations with it, and (iv) cooperate with Purchaser and use reasonable efforts to assist Purchaser in obtaining the consent of any landlord or other party to any lease or contract with Seller with respect to the Binks Business where the consent of such landlord or other party may be required by reason of the transactions contemplated hereby. Without limiting the generality of the foregoing, prior to the Closing, Seller will not, without Purchaser's prior written approval:

                  5.1.1 Change its Certificate of Incorporation or by-laws or merge or consolidate or obligate itself to do so with or into any other entity;

                  5.1.2 Enter into any contract, agreement, commitment or other understanding or arrangement with respect to the Binks Business except for those in the ordinary course of business which, in each case or in the aggregate, would have a Material Adverse Effect; or

                  5.1.3 Perform, take any action or incur or permit to exist, any of the acts, transactions, events or occurrences prohibited or proscribed under this Agreement which would create a Material Adverse Effect and would have been inconsistent with the representations and warranties set forth herein had the same occurred prior to the date hereof.

         5.2 Adverse Change. Seller shall give Purchaser prompt written notice of any adverse change in any of the information contained in the representations and warranties made in Section 3, or elsewhere in this Agreement or the Schedules referred to herein, which occurs prior to the Closing Date.

         5.3 Consultation. Seller shall consult with the Purchaser with respect to (i) the cancellation of material contracts, agreements, commitments or other understandings or arrangements of the Binks Business to which Seller is a party including, without limitation, purchase orders for any material item of inventory and commitments for material capital expenditures or improvements,
(ii) the commencement in one or more of Binks Business' locations of the orderly and gradual discontinuance of particular items or operations, and (iii) any material changes in the purchasing, pricing or selling policy of the Binks Business; provided, however, that nothing contained in this Section 5.3 shall require Seller to take or fail to take any action that, in Seller's reasonable judgment, is likely to give rise to a substantial penalty or a claim for damages by any third party against Seller, or is likely to result in losses to Seller, or is otherwise likely to prejudice in any respect or interfere with the conduct of Seller's business and operations in the ordinary course consistent with prior practice, or is likely to result in a breach by Seller of any of its representations, warranties or covenants contained in this Agreement (unless any such breach is first waived in writing by Purchaser).

         5.4 Consent of Third Parties. Notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute an agreement to assign or transfer any governmental approval, instrument, contract, lease, permit or other agreement or arrangement, or any claim, right or benefit arising thereunder or resulting therefore, if an assignment or transfer or an attempt to make such an assignment or transfer without the consent of a third party would constitute a breach or violation thereof, or affect adversely the rights of Purchaser or Seller thereunder, and any transfer or assignment to Purchaser by Seller of any interest under any such instrument, contract, lease, permit or other agreement or arrangement that requires the consent of a third party shall be made subject to such consent or approval being obtained. In the event any such consent or approval is not obtained on or prior to the Closing Date, Seller shall continue after the Closing Date to use all reasonable efforts to obtain any such approval or consent, and Seller will cooperate with Purchaser in any lawful and economically feasible arrangement to provide that Purchaser shall receive the interest of Seller in the benefits under any such instrument, contract, lease or permit or other agreement or arrangement, including performance by Seller, as agent, if economically feasible, provided that the Purchaser shall undertake to pay or satisfy the corresponding liabilities for the enjoyment of such benefit to the extent Purchaser would have been responsible therefore hereunder if such consent or approval had been obtained. Seller shall pay any and all out-of-pocket costs of seeking to obtain or obtaining any such consent or approval whether before or after the Closing Date. Nothing in this Section 5.4 shall be deemed a waiver by Purchaser of its right to have received on or before the Closing an effective assignment of all of the Acquisition Assets, nor shall this Section 5.4 be deemed to constitute an agreement to exclude from the Acquisition Assets any assets described under Section 1.2.

6.       ADDITIONAL AGREEMENTS

         6.1 Access to Information and Documents. At any time prior to Closing, upon reasonable notice and during regular business hours, Seller will give Purchaser and Purchaser's attorneys, accountants and other representatives full access to all properties, documents, contracts, books and records of Seller (solely with respect to the Binks Business), and will furnish Purchaser with copies of such documents and with such information with respect to the affairs of Seller (solely with respect to the Binks Business) as Purchaser may from time to time reasonably request. Other than as required by applicable law, Purchaser agrees that any information furnished to it, its designee or its authorized representatives pursuant to this Section 6.1 will be subject to the Confidentiality Agreement (as defined in Section 6.8 below). If the transactions contemplated herein are not consummated on the Closing Date, all copies of such documents and information shall be, upon written request, immediately returned to the Seller.

         6.2 Bulk Sales Compliance. Purchaser and Seller each hereby waive compliance by the other with the provisions of the Bulk Sales Law of any state or similar law of any foreign jurisdiction, and Seller warrants and agrees to pay and discharge when due all claims of creditors which could be asserted against Purchaser by reason of such non-compliance to the extent that such liabilities are not specifically assumed by Purchaser under this Agreement. Seller hereby indemnifies and agrees to hold Purchaser harmless from, against and in respect of (and shall on demand reimburse Purchaser for) any loss, liability, cost or expense, including, without limitation, attorneys' fees, suffered or incurred by Purchaser by reason of the failure of Seller to pay or discharge claims described in this Section 6.2.

         6.3 Covenant Not to Compete. Seller shall execute and deliver to Purchaser at or prior to the Closing a Covenant Not to Compete on terms which are mutually satisfactory.

         6.4 Further Assurances. For a period of one year after the Closing Date, and without further consideration:

                  6.4.1 Seller will execute and deliver such other instruments of conveyance, assignment, transfer and delivery and take such other action as Purchaser reasonably may request in order to more effectively transfer, convey, assign and deliver to Purchaser and to place Purchaser in possession or control of, any of the rights, properties and assets intended to be sold, acquired, conveyed, assigned and delivered hereunder, or to assist in the collection of any and all such rights, properties and assets, or to enable Purchaser to exercise and enjoy all rights and benefits of Seller with respect thereto, and otherwise to consummate the transactions contemplated hereby including accepting the reassignment of any accounts receivable not collected after six months; and

                  6.4.2 Purchaser will take such actions as Seller reasonably may request in order to assure the assumption of the Assumed Liabilities by Purchaser and otherwise to consummate the transactions contemplated hereby, including reassigning any Accounts Receivable not collected after six months, as well as the benefits Purchaser received from the corresponding reserves for such Accounts Receivable and delivering to Seller copies of any and all documentation in Purchaser's possession relating to any and all reassigned Accounts Receivable.

         6.5 Books and Records. Unless otherwise consented to in writing by Purchaser, for a period of five (5) years after the Closing Date, Seller will not destroy, alter or otherwise dispose of any books, records, financial statements or software of Seller which contain information or material relating to the Binks Business (e.g., records relating to depreciation, sales costs, and so forth which are part of business records retained by Seller) without first offering to surrender such books and records to Purchaser. Upon reasonable notice, the Seller shall allow Purchaser, its accountants, counsel and agents reasonable access during normal business hours to examine and copy such books and records.

         6.6 Expenses. Whether or not the Acquisition is consummated, all costs and expenses incurred in connection with this Agreement and the Acquisition contemplated hereby shall be paid by the party incurring such expense.

         6.7 Publicity. At all times prior to the Closing, each party shall promptly advise and cooperate with and, except as required by law, obtain the consent of the other prior to issuing, or permitting any of its subsidiaries, directors, officers, employees or agents, to issue, any press release or other information to the press or any third party with respect to this Agreement or the Acquisition contemplated hereby; provided, however, that neither Seller nor Purchaser shall be required to consult with the other concerning any portion of such press release or public statement that relates to matters other than the transactions contemplated by this Agreement.

         6.8 Confidentiality. The Confidentiality Agreement dated April 3, 1998 (the "Confidentiality Agreement") between the parties shall remain in full force and effect until terminated in accordance with its terms and shall be a legally binding obligation of the parties.

         6.9      Purchaser's Employment of Seller's Employees.

                  6.9.1 Effective as of the Closing Date, all employees of the Binks Business as listed in Schedule 6.9.1 will be offered employment by the Purchaser as of the Closing Date and those individuals who accept employment with the Purchaser ("Transferees") shall become employees of Purchaser, except that any employee of the Binks Business who is absent from employment on the Closing Date due to a leave of absence shall not become an employee of Purchaser until he or she returns to active employment without restrictions or with only such restrictions as are required to be accommodated under applicable law. Purchaser hereby agrees to assume responsibility for placement of any employee of the Binks Business upon return from a leave of absence to the extent such individual has a right to reinstatement under the Family and Medical Leave Act or any other law or any written policy of Seller covering such rights of an employee of the Binks Business. Purchaser and Seller each agree that it will not solicit for hire any employees of the other for a period of two (2) years after the Closing Date. This provision shall not apply to the extent employees of Purchaser or Seller, as the case may be, approach the other for employment without solicitation. As of the Closing Date, Purchaser will provide salary and other benefits of employment (excluding stock options, deferred compensation and bonuses) which shall be substantially comparable with those provided by Seller immediately prior to the Closing Date.

                  6.9.2 Employee Benefit Plans. As of the Closing Date, Purchaser shall assume sponsorship of all Foreign Benefit Plans relating to the Subsidiaries and all Employee Benefit Plans listed on
         Schedule 3.22 in which the Transferees participate except the Executive Retirement Income Contracts and the related Rabbi Trust, the Amended and Restated 1996 Stock Option Plan (the "Stock Option Plan") and the John Francis Roche, Jr. Savings and Profit Sharing Plan of Binks Manufacturing Co. (the "Assumed Benefit Plans"). Seller and Purchaser agree:

                           6.9.2.1 that Seller will use its best efforts to
                  obtain the consents of insurers, third party administrators, record keepers, trustees and other parties involved in the Assumed Benefit Plans to continuing all contracts, agreements and fee and premium arrangements with respect to such plans;

                           6.9.2.2 that Seller shall establish separate employee
                  welfare benefit plans for its employees who are not Transferees which shall be effective on or before the Closing Date;

                           6.9.2.3 that premiums under the Assumed Benefit Plans
                  which are due prior to the Closing Date shall be the responsibility of the Seller and premiums due after the Closing Date shall be the responsibility of the Purchaser;

                           6.9.2.4 that Seller shall be responsible for any and
                  all payments and liabilities resulting from or associated with the Stock Option Plan;

                           6.9.2.5 that Seller shall promptly reimburse
                  Purchaser for claims under self-insured employee welfare benefit plans of Transferees incurred but not reported prior to the Closing Date;

                           6.9.2.6 that Seller shall establish separate
                  retirement plans for its employees who are not Transferees and shall transfer the accounts of such employees to such plans prior to the Closing Date;

                           6.9.2.7 that Seller shall make contributions due
                  under any Assumed Benefit Plan as of the Closing Date to such plans as soon as practicable after the Closing Date;

                           6.9.2.8 that Purchaser shall be responsible for
                  audits and governmental filings with respect to the Assumed Benefit Plans which are due after the Closing Date and hereby indemnifies Seller for the timeliness of such filings;

                           6.9.2.9 that Purchaser shall give the Transferees
                  eligibility credit for employment with Seller for purposes of coverage under the Assumed Benefit Plans;

                           6.9.2.10 that all documents and records concerning
                  the Assumed Benefit Plans shall be transferred to the Purchaser, provided that Purchaser shall allow Seller reasonable access to such documents and records for purposes of governmental audits relating to periods on or prior to the Closing Date and for other issues which arise with respect to the period of Seller's sponsorship of such plans; and

                           6.9.2.11 that nothing in this Section 6.9.2 shall be
                  construed to require the continuation of any employee benefit plan by Seller or Purchaser for any definite period of time after the Closing Date, except as otherwise provided by law.

                  6.9.3 Accrued Vacation Pay. After the Closing Date, Purchaser shall be liable and responsible for the payment of accrued but unpaid vacation pay for the Transferees, as determined in accordance with Seller's vacation pay records and Seller's policies with respect to the Transferees in effect on the Closing Date.

                  6.9.4 Limitation on Health Insurance Reimbursements for Former Employees Who Are Not Transferees. To the extent cumulative health insurance reimbursements for former employees of the Binks Business who continue to be covered under the Assumed Benefit Plans exceed the product of the sum of covered individuals in every month in which coverage is provided times $350, Seller shall pay to Purchaser the amounts of all excess, to the extent that such amounts are not reimbursable under any applicable stop-loss policy.

                  6.9.5 Third Party Beneficiaries. This Agreement is between the parties hereto only and nothing herein shall establish any enforceable rights, legal or equitable, in any person other than Purchaser and Seller, including any employee of either such party. Any claim, including claims for benefits asserted by any person with respect to his or her employment with Purchaser after the date hereof, shall be governed by the applicable employment policies and such benefit plans which Purchaser and Seller maintain for their employees, construed under applicable law. Nothing in this Agreement shall be deemed to restrict the right of Purchaser to deal with Transferees as employees at will in the same manner as it would be free to deal with such employees in the absence of this Agreement and to terminate the employment of such Transferees at any time after the Closing Date.

         6.10 Use of Binks and Sames Name. Purchaser and Seller shall enter into a Trademark license agreement (the "Trademark License Agreement") providing for the continued use of the names Binks and Sames by Purchaser and Seller, as the case may be, for a period of nine (9) months from the Closing Date on terms which are mutually satisfactory. The license grant under such Trademark License Agreement shall be sublicensable by Seller to a third party purchaser of Seller's sheet metal and powder booth business and shall be for a term of twelve
(12) months from the Closing Date.

         6.11 Intercompany Transactions. Seller and Purchaser will net the intercompany payables and receivables due from and to the Binks Business and the Sames Business. The net payable due from either business to the other shall be paid as of the Closing Date. The payment to be made at Closing shall be based upon the Financial Statements with a final accounting and payment based upon the Closing Balance Sheet due in accordance with the provisions of Section 2.3.

         6.12 Transitional Services. Purchaser and Seller shall enter into a transitional services agreement providing for the sharing of certain services formerly provided by the Sames Business to the Binks Business and vice versa on terms which are mutually satisfactory (the Transitional Services Agreement").

         6.13 Supply Agreement. Purchaser and Seller shall enter into a supply agreement providing for the mutual supply of products formerly provided by the Binks Business to the Sames Business and vice versa on terms which are mutually satisfactory (the "Supply Agreement").

         6.14 Seller Guarantees. Purchaser shall use its best efforts after the Closing to obtain the release of all guarantees set forth on Schedule 3.14 by the Seller or its subsidiaries, as the case may be, with respect to any Assumed Liabilities not satisfied on or before the Closing Date, and to the extent such releases cannot be reasonably obtained, Purchaser will indemnify Seller against liability arising under such guarantees after the Closing Date.

         6.15 Cross-License. Seller and Purchaser shall enter into a cross-license agreement providing for a royalty free cross-license covering certain patents and know-how relating to products manufactured and/or marketed by the Sames Business and the Binks Business on the Closing Date on terms which are mutually satisfactory (the "Cross-License Agreement").

         6.16 Binks Sames Scandinavia AB. Prior to or concurrently with the Closing, the Seller shall cause Binks Sames (UK) Ltd. to transfer the shares of Binks Sames Scandinavia AB to a newly incorporated UK entity wholly owned by the Seller.

         6.17 Sublease. Seller and Purchaser shall enter into a sublease for a period commencing on the Closing Date and ending on January 31, 2000, providing for Purchaser's use of the facility located in Livonia, Michigan on terms that are mutually satisfactory (the "Sublease").

7.       CONDITIONS PRECEDENT

         7.1 Conditions Precedent to Purchaser's Obligations. All obligations of Purchaser hereunder are subject, at the option of Purchaser, to the fulfillment of each of the following conditions on or prior to the Closing Date, and Seller shall exert its best efforts to cause each such condition to be so fulfilled:

                  7.1.1 All representations and warranties of Seller contained herein or in any document delivered pursuant hereto shall be true and correct in all material respects when made, and shall be deemed to have been made again on and as of the Closing Date, provided, however, that if all costs, expenses, damages, liabilities, losses or deficiencies suffered by Seller (calculated in accordance with Article 9 hereof) as a result of any such representations and warranties not being true and correct (the "Preclosing Violations"): (a) are less than $500,000, then the Purchaser shall be obligated to close the transactions contemplated herein and the $500,000 deductible in Section 9.1 shall be reduced by the amount of the Preclosing Violations; or (b) equal or exceed $500,000, then the Purchaser shall be obligated to close the transactions contemplated herein, the $500,000 deductible in Section
         9.1 shall be reduced to zero and the Purchase Price shall be reduced by the amount by which the Preclosing Violations exceed $500,000.

                  7.1.2 All covenants, agreements and obligations required by the terms of this Agreement to be performed by Seller on or before the Closing Date shall have been duly and properly performed in all material respects.

                  7.1.3 Since the date of this Agreement, there shall not have occurred any material adverse change in the condition (financial or otherwise) of the Binks Business taken as a whole.

                  7.1.4 There shall be delivered to Purchaser a certificate, executed by the President and Secretary of Seller dated the date of the Closing Date, certifying that the conditions set forth in Sections 7.1.1, 7.1.2 and 7.1.3 hereof have been fulfilled.

                  7.1.5 All documents required to be delivered to Purchaser on or prior to the Closing Date shall have been so delivered.

                  7.1.6 The applicable waiting period under the HSR Act and under any applicable foreign governmental regulations shall have expired or been terminated.

                  7.1.7 The Seller shall have obtained a fairness opinion from William Blair;

                  7.1.8 The requisite consents, if any, for the transfer of the Stock to Purchaser shall have been obtained;

                  7.1.9 Seller shall have obtained written consents to the transfer or assignment to Purchaser of all material consignment agreements, material licenses, material leases and other material contracts of Seller related to the Binks Business (other than immaterial purchase and sales orders in the ordinary course of business) where the consent of any other party to any such contract may be required for such assignment or transfer;

                  7.1.10 No order of any court or governmental authority shall have been entered that enjoins, restrains or prohibits this Agreement or the consummation of the transactions contemplated by this Agreement. No governmental action shall be pending or threatened that seeks to enjoin, restrain, prohibit or obtain damages with respect to this Agreement or the complete consummation of the transactions contemplated by this Agreement. No governmental investigation shall be pending or threatened that might result in any such order, suit, action or proceeding; and

                  7.1.11 Seller shall have executed and delivered the Covenant Not to Compete, the Transitional Services Agreement, the Supply Agreement, the Trademark License Agreement, the Cross-License Agreement and the Sublease referenced in this Agreement.

         7.2 Conditions Precedent to Seller's Obligations. All obligations of Seller hereunder are subject, at the option of Seller, to the fulfillment of each of the following conditions on or prior to the Closing Date, and Purchaser shall exert its best efforts to cause each such condition to be so fulfilled:

                  7.2.1 All representations and warranties of Purchaser contained herein or in any document delivered pursuant hereto shall be true and correct in all material respects when made and as of the Closing Date;

                  7.2.2 All covenants, agreements and obligations required by the terms of this Agreement to be performed by Purchaser on or before the Closing Date shall have been duly and properly performed in all material respects;

                  7.2.3 There shall be delivered to Seller a certificate executed by an officer and attested to by the Secretary or an Assistant Secretary of Purchaser, dated the Closing Date, certifying that the conditions set forth in Section 7.2.1 and 7.2.2 hereof have been fulfilled;

                  7.2.4 Purchaser shall have paid the Purchase Price to Seller in accordance with Section 2.1 hereof;

                  7.2.5 The applicable waiting period under the HSR Act and any foreign governmental regulations shall have expired or been terminated;

                  7.2.6 The requisite consents, if any, for the transfer of the Stock to Purchaser by Seller shall have been obtained;

                  7.2.7 No order of any court or Governmental authority shall have been entered that enjoins, restrains or prohibits this Agreement or the consummation of the transactions contemplated by this Agreement. No governmental action shall be pending or threatened that seeks to enjoin, restrain, prohibit or obtain damages with respect to this Agreement or the complete consummation of the transactions contemplated by this Agreement. No governmental investigation shall be pending or threatened that might result in any such order, suit, action or proceeding;

                  7.2.8 Seller shall have received a fairness opinion from William Blair;

                  7.2.9 Purchaser shall have executed and delivered the Covenant Not to Compete, the Transitional Services Agreement, the Supply Agreement, the Trademark License Agreement, the Sublease and the Cross-License Agreement referenced in this Agreement.

8.       THE CLOSING

         8.1 Place and Date. The closing of the sale and purchase of the transactions contemplated by this Agreement (the "Closing") shall take place at 10:00 a.m. local time on the 30th day of September, 1998, at the office of Vedder, Price, Kaufman & Kammholz, 222 North LaSalle

Street, Chicago, Illinois 60601, or such other time and place upon which the parties may agree. The day on which the Closing actually occurs is herein referred to as the "Closing Date."

9.       INDEMNIFICATION

         9.1 Seller's Indemnification. Subject to the consummation of the Acquisition and to the express limitations of this Section 9, Seller agrees that, notwithstanding the Closing and regardless of any investigation made by or on behalf of Purchaser, Seller will indemnify, save and hold harmless Purchaser from and against any cost, expense, damage, liability, loss or deficiency suffered or incurred by Purchaser arising out of or resulting from:

                  9.1.1 Any and all losses, liabilities or damages suffered or incurred by Purchaser (a) by reason of any untrue representation, breach of warranty or nonfulfillment of any covenant by Seller contained herein, or (b) which would not have been suffered or incurred if such representation or warranty were true and not breached or if such covenant were fully performed;

                  9.1.2 Any and all losses, liabilities or damages suffered or incurred by Purchaser in respect of or in connection with any liabilities of Seller not expressly assumed by Purchaser pursuant to
         Section 1.5;

                  9.1.3 Any and all debts, liabilities or obligations of Seller, direct or indirect, fixed, contingent or otherwise, which exist on or as of the Closing Date or which arise after the Closing Date, from any act, omission, transaction, circumstance, sale of goods or services, state of facts or other condition which occurred or existed on or before the Closing Date, whether or not then known, due or payable, except to the extent (a) reflected or reserved against on the face of the Financial Statements or incurred after the date of the Financial Statements in connection with the purchase of goods or services in the ordinary course of Seller's business and in conformity with the representations, warranties and covenants of Seller contained in this Agreement (or a Schedule hereto) or (b) expressly assumed by Purchaser pursuant to the terms of Section 1.5, or (c) expressly set out on a Schedule hereto (excluding Schedule 3.21 regarding environmental matters for which Seller will indemnify Purchaser regardless of any facts or circumstances of which Purchaser may have knowledge);

                  9.1.4 The amount of any and all receivables of the Seller which are not collected in accordance with the provisions of Section 3.16; and

                  9.1.5 Any and all losses, liabilities or damages suffered or incurred by Purchaser by reason of or in connection with any claim for a finder's fee or brokerage, or other commission arising by reason of any services alleged to have been rendered to or at the instance of Seller with respect to this Agreement or any of the transactions contemplated hereby.

provided that the amount of any such cost, expense, damage, liability, loss or deficiency shall be calculated to be the cost or loss to the Purchaser after giving effect to any related, determinable tax benefits applicable thereto realized (or to be realized) by the Purchaser in connection therewith (provided further that Seller shall not be obligated to Purchaser under this Section on account of any tax liability resulting from adjustment of the income or deductions of the Purchaser to the extent that such adjustments merely postpone to a later period the tax benefit of such adjusted items). Seller shall have no liability under this indemnity until the aggregate of all claims which have become final equals or exceeds $500,000.00 in the aggregate and then only for the amount by which such claims exceed $500,000.00. The foregoing deductible shall apply to claims for breaches of Seller's representations and warranties only and shall not apply to Excluded Liabilities.

         9.2 Purchaser's Indemnification. Subject to the consummation of the Acquisition and to the express limitations of this Section 9, Purchaser agrees that notwithstanding the Closing, and regardless of any investigation made by or on behalf of Seller or any information Seller may have in respect thereof, Purchaser will indemnify, save and hold harmless Seller (and shall on demand reimburse Seller for) from and against any cost, expense, damage, liability, loss or deficiency suffered or incurred by Seller arising out of or resulting from:

                  9.2.1 Any and all losses, liabilities or damages suffered or incurred by Seller (a) by reason of any untrue representation, breach of warranty or nonfulfillment of any covenant by Purchaser contained herein, or (b) which would not have been suffered or incurred if such representation or warranty were true and not breached or if such covenant were fully performed; and

                  9.2.2 Any and all losses, liabilities or damages suffered or incurred by Seller in respect of or in connection with any liabilities expressly assumed by Purchaser pursuant to Section 1.5;

provided that the amount of any such cost, expense, damage, liability, loss or deficiency shall be calculated to be the cost or loss to the Seller after giving effect to (a) any related, determinable tax benefits applicable thereto realized (or to be realized) by the Seller in connection therewith (provided further that Purchaser shall not be obligated to Seller under this Section on account of any tax liability resulting from adjustment of the income or deductions of the Seller to the extent that such adjustments merely postpone to a later period the tax benefit of such adjusted items), and (b) amounts recoverable under insurance with respect thereto. Purchaser shall have no liability under this indemnity until the aggregate of all claims equals or exceeds $500,000.00 in the aggregate and then only for the amount by which such claims exceed $500,000.00. The foregoing deductible shall apply to claims for breaches of Purchaser's representations and warranties only and shall not apply to Assumed Liabilities.

         9.3 Additional Provisions. Upon Seller's payment to Purchaser of the face amount of any uncollected receivable by reason of the failure of such receivable to be fully collected as warranted pursuant to the provisions contained in Section 3.16 hereof, Purchaser shall assign such receivable to Seller, without recourse. In the event of a dispute between the parties, each party shall bear its own cost and expenses incident to any suit, action or proceeding undertaken to resolve the dispute. Subject to Section 10 of this Agreement, all covenants, agreements, representations and warranties made by any party pursuant to this Agreement or in connection with the Acquisition contemplated hereby, shall survive the Closing and remain effective for the term set forth below. For purposes of this Section 9, in determining whether there is an inaccuracy in, or action, omission or state of facts inconsistent with, any representation or warranty, the terms "material," "materially," and "material adverse effect," when applicable to such representation and warranty shall mean claims which total $10,000.00 for each individual claim or group of claims arising from the same or similar events, conditions or causes of conduct for which indemnification is being sought.

10.      LIMITATIONS ON INDEMNIFICATION

         10.1 Term. Purchaser's right to indemnification under Section 9 shall apply (i) with respect to the matters covered by Section 9.1, or elsewhere pursuant to this Agreement only to those matters, written notice of which shall have been delivered by hand or by mail not later than two (2) years, except that
(i) with respect to any tax liability or expense covered by Section 3.7, such right shall apply until the expiration of the applicable statutes of limitation or until six (6) months after the assessment of taxes has become final with respect to taxes related to Acquisition Assets located outside the United States or owned by a Foreign Subsidiary; and (ii) with respect to the breach of any environmental warranty covered under Section 3.22, such right shall apply until September 30, 2003.

         10.2 Extension for Certain Claims. If, prior to the expiration of any of said periods set forth in Section 10.1 above, Purchaser shall give written notice to Seller identifying any covenant, agreement, representation or warranty which is inaccurate or has otherwise been breached, setting forth in reasonable detail facts and circumstances showing that Purchaser has suffered or incurred or reasonably may be expected to suffer or incur any damage, liability, loss or deficiency arising out of or resulting from such inaccuracy or breach, then the indemnity contained in Section 9 shall survive with respect to such covenant, agreement, representation or warranty until the Seller has indemnified and saved and held Purchaser harmless therefrom or such matter is otherwise resolved.

         10.3 Dollar Limitation. Seller's indemnification obligations to Purchaser shall not exceed Twenty-Five Million Dollars ($25,000,000.00).

         10.4 Further Matters. No liability will be recoverable by or on behalf of Purchaser in respect of any representation, warranty or covenant to the extent that the event giving rise thereto was caused by compliance with the requirements of this Agreement. In no event will consequential, exemplary or punitive damages be recoverable with respect to this Agreement by any party hereto (provided that the foregoing will not limit the right hereunder to indemnification for such damages if recovered by persons or entities not parties hereto).

11.      COOPERATION. Any party making a claim for indemnification under this
         Section 11 (an "Indemnitee") shall notify the indemnifying party (an "Indemnitor") of the claim in writing promptly after receiving written notice of any action, lawsuit, proceeding, investigation or other claim against it (if by a third party) describing the claim, the amount thereof (if known and quantifiable) and the basis thereof; provided that the failure to so notify an Indemnitor shall not relieve the Indemnitor of its obligations hereunder except to the extent that (and only to the extent that) the Indemnitor is prejudiced by such failure. Any Indemnitor shall be entitled to participate in the defense of such action, lawsuit, proceeding, investigation or other claim giving rise to an Indemnitee's claim for indemnification at such Indemnitor's expense, and at its option (subject to the limitations set forth below) shall be entitled to appoint a recognized and reputable counsel acceptable to the Indemnitee to be the lead counsel in connection with such defense; provided further that, prior to the Indemnitor assuming control of such defense, it shall first (i) verify to the Indemnitee in writing that such Indemnitor shall be fully responsible (with no reservation of any rights) for all liabilities and obligations relating to such claim for indemnification and that it shall provide full indemnification (as required hereunder) to the Indemnitee with respect to such action, lawsuit, proceeding, investigation or other claim giving rise to such claim for indemnification hereunder; (ii) enter into an agreement with the Indemnitee in form and substance reasonably satisfactory to the Indemnitee which agreement unconditionally guarantees the payment and performance of any liability or obligation which may arise with respect to such action, lawsuit, proceeding, investigation or facts giving rise to such claim for indemnification hereunder; and (iii) furnish the Indemnitee with evidence that the Indemnitor, in the Indemnitor's reasonable judgment, financially and otherwise is and will be able to satisfy all liabilities and obligations relating to such claim for indemnification and provided further that:

         11.1 the Indemnitee shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, provided that the fees and expenses of such separate counsel shall be borne by the Indemnitee (other than any fees and expenses of such separate counsel that are incurred prior to the date the Indemnitor effectively assumes control of such defense which, notwithstanding the foregoing, shall be borne by the Indemnitor);

         11.2 the Indemnitor shall not be entitled to assume control of such defense and shall pay the fees and expenses of counsel retained by the Indemnitee if (i) the claim for indemnification relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation; (ii) the Indemnitee reasonably believes an adverse determination with respect to the action, lawsuit, investigation, proceeding or other claim giving rise to such claim for indemnification would be detrimental to or injure the Indemnitee's reputation or future business prospects; (iii) the claim seeks an injunction or equitable relief against the Indemnitee; (iv) the claim involves environmental matters in which case the Indemnitee shall have sole control and management authority over the resolution of such claim (including hiring legal counsel and environmental consultants, conducting environmental investigations and cleanups, negotiating with governmental agencies and third parties and defending or settling claims and actions); provided that the Indemnitee shall keep the Indemnitor apprised of any major developments relating to any environmental claim;

or (v) upon petition by the Indemnitee, the appropriate court rules that the Indemnitor failed or is failing to vigorously prosecute or defend such claim; and

         11.3 if the Indemnitor shall control the defense of any such claim, the Indemnitor shall obtain the prior written consent of the Indemnitee (which shall not be unreasonably withheld) before entering into any settlement of a claim or ceasing to defend such claim if, pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief shall be imposed against the Indemnitee or if such settlement does not expressly and unconditionally release the Indemnitee from all liabilities and obligations with respect to such claim, without prejudice.

12.      DISPUTES

         12.1 Dispute Resolution. Any dispute arising out of or relating to this Agreement, including, but not limited to, claims for indemnification pursuant to
Section 9, shall be resolved in accordance with the procedures specified in this
Section 12, which shall be sole and exclusive procedures for the resolution of any such disputes.

         12.2 Negotiation Between Executives. The parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiation between executives of Seller and Purchaser who, if practicable, are at a higher level of management than the persons with direct responsibility for administration of this Agreement. Any party may give the other party written notice of any dispute not resolved in the normal course of business. Within 15 days after delivery of the notice, the receiving party shall submit to the other a written response. The notice and response shall include
(a) a statement of each party's position, and (b) the name and title of the executive who will accompany the representative. Within 30 days after delivery of the disputing party's notice, the executives of Purchaser and Seller shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the dispute. All reasonable requests for information made by one party to the other will be honored.

                  12.2.1 If the matter has not been resolved by these persons within 60 days of the disputing party's notice, or if the parties fail to meet within 30 days, either party may initiate mediation as provided hereinafter.

                  12.2.2 All negotiations pursuant to this clause are confidential and shall be treated as compromise and settlement negotiations for purposes of the Federal Rules of Evidence and State rules of evidence.

         12.3 Mediation. If the dispute has not been resolved by negotiation as provided herein, the parties shall endeavor to settle the dispute by mediation under the then current Center for Public Resources ("CPR") Model procedure for Mediation of Business Disputes. The neutral third party will be selected from the CPR Panels of Neutrals, with the assistance of CPR, unless the parties agree otherwise. Each of the parties hereto shall bear all costs and expenses incurred by it in connection with such mediation, except that the fees and expenses of such mediator shall be borne equally by Seller and Purchaser.

         12.4 Litigation. If the dispute has not been resolved by non-binding means as provided herein within 90 days of the initiation of such procedure, either party may initiate litigation (upon 30 days' written notice to the other party); provided, however, that if one party has requested the other to participate in a non-binding procedure and the other has failed to participate, the requesting party may initiate litigation before expiration of the above period.

         12.5 Provisional Remedies. The procedures specified in this Section 12 shall be the sole and exclusive procedures for the resolution of disputes between the parties arising out of or relating to this Agreement; provided, however, that either party, without prejudice to the above procedures, may file a complaint for statute of limitations or venue reasons or to seek preliminary injunction or other provisional judicial relief, if in its sole judgment such action is necessary to avoid irreparable damage or to preserve the status quo. Despite such action, the parties will continue to participate in good faith in the procedures specified in this Section 12.

         12.6 Tolling Statute of Limitations. All applicable statutes of limitation and defenses based upon the passage of time shall be tolled while the procedures specified in this Section 12 are pending. The parties will take such action, if any, required to effectuate such tolling.

         12.7 Performance to Continue. Each party is required to continue to perform its obligations under this Agreement pending final resolution of any dispute arising out of or relating to this Agreement.

13.      TERMINATION, AMENDMENTS AND WAIVER

         13.1 Termination. This Agreement may be terminated at any time prior to the Closing:

                  13.1.1 by the mutual written consent of Purchaser and Seller;
         or

                  13.1.2 by Purchaser if there has been a material misrepresentation, breach of warranty or breach of a covenant by Seller in the representations and warranties or covenants set forth in this Agreement which, in the case of any breach of covenant hereunder, has not been cured within ten (10) days after written notification thereof by Purchaser; or

                  13.1.3 by Seller if there has been a material misrepresentation, breach of warranty or breach of covenant by Purchaser in the representations and warranties or covenants set forth in this Agreement which, in the case of any breach of covenant hereunder, has not been cured within ten (10) days after written notification thereof by Seller; or

                  13.1.4 by Seller, if prior to the Closing Date the Board of Directors of Seller determines in good faith (after consultation with its financial advisors and outside legal counsel) that Seller should enter into an agreement with a third party in respect of a merger, consolidation, recapitalization or other business combination involving Seller and/or its subsidiaries or an acquisition of any kind of all or substantially all of the assets or capital stock of Seller and/or its subsidiaries or the Binks Business (i) in order to discharge properly its fiduciary duties as they would exist in the absence of this Agreement and (ii) that it would result in a transaction more favorable to Seller or its stockholders than the transaction contemplated by this Agreement, and Seller shall be obligated to pay Purchaser an amount in cash equal to Two Million Five Hundred Thousand Dollars ($2,500,000.00) (the "Termination Amount"). Purchaser shall be entitled to receive the Termination Amount immediately upon the closing of the transaction contemplated under such agreement.

                  13.1.5 by either Purchaser or Seller if the transactions contemplated hereby have not been consummated by the earlier of (i) October 31, 1998 or (ii) five (5) business days after the expiration or termination of the applicable waiting period under the HSR Act, but, in no event earlier than September 30, 1998;

provided that the party seeking termination pursuant to clause 13.1 of this
Section 13 is not in material breach of any of its representations, warranties or covenants contained in this Agreement. In the event of termination by Seller or Purchaser pursuant to this Section 13, written notice thereof describing in reasonable detail the basis therefor shall promptly be delivered to the other party.

         13.2 Effect of Termination. In the event of termination of this Agreement by either Purchaser or Seller as provided above, this Agreement shall immediately become void and of no further force and effect, except that (i) the covenants and agreements set forth in Sections 6.6 and 6.8 shall survive such termination indefinitely, and (ii) nothing in this Section 13 shall be deemed to release any party from any liability for any wilful or knowing breach by such party of the terms and provisions of this Agreement prior to such termination.

         13.3 Amendment. This Agreement and the Schedules hereto may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

14.      GENERAL PROVISIONS

         14.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

           If to Purchaser:        Illinois Tool Works Inc.
                                   Attention: Corporate Secretary
                                   Telecopy: (847) 657-4392
                                   3600 West Lake Avenue
                                   Glenview, Illinois 60025

           If to Seller:            Binks Sames Corporation
                                    Attn:  President
                                    Telecopy: (847) 671-3062
                                    9201 Belmont Avenue
                                    Franklin Park, Illinois 60131

           With a copy to:          Vedder, Price, Kaufman & Kammholz
                                    Attn:  Guy E. Snyder
                                    Telecopy: (312) 609-5005
                                    222 North LaSalle Street
                                    Chicago, Illinois 60601

15.      MISCELLANEOUS

         15.1 Entire Agreement. This writing constitutes the entire agreement of the parties with respect to the subject matter hereof and may not be modified, amended or terminated except by a written agreement specifically referring to this Agreement signed by all of the parties hereto.

         15.2 Waiver. No waiver of any breach or default hereunder shall be considered valid unless in writing and signed by the party giving such waiver, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

         15.3 Successors. This Agreement shall be binding on Seller and Purchaser and their respective successors, including in the case of Seller to any successor to all or substantially all of the assets of Seller as such exist after giving effect to the transactions contemplated hereby and this Agreement may not be assigned by operation of law or otherwise without the prior written consent of both parties hereto, except that the Purchaser may assign its rights with respect to the Stock to an entity, more than 90% of the equity interest of which is owned by the Purchaser, provided that no such assignment shall relieve Purchaser of its obligations hereunder.

         15.4 Headings. The paragraph headings contained herein are for the purposes of convenience only and are not intended to define or limit the contents of said paragraphs.

         15.5 Transfer Taxes. All sales, transfer, documentary taxes and notary fees, if any, payable in connection with the sale, conveyances, assignments, transfers and deliveries to be made to Purchaser hereunder shall be paid by the party upon whom the law, ordinance, rule or regulation governing such tax or fee places responsibility therefor.

         15.6 Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall be deemed an original.

         15.7 Knowledge. For purposes of this Agreement, any reference to "the knowledge of" a party hereto, when modifying any representation and warranty, shall mean that such party has no knowledge that such representation and warranty is not true and correct to the same extent as provided in the applicable representation and warranty, and that:

                  (i) Such party has made appropriate inquiries of its officers and responsible employees listed on
                           Schedule 15.7; and

                  (ii) Nothing has come to its attention in the course of such investigation and review or otherwise which would cause such party, in the exercise of due diligence, to believe that such representation or warranty is not true and correct in all material respects.

         15.8 Governing Law. This Agreement and all amendments thereof shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed therein.

         15.9 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

         15.10 Construction. No provision of this Agreement shall be interpreted in favor of or against any party because that party or that party's legal representative drafted that provision or this Agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date and year first above written.

ATTEST:                                      BINKS SAMES CORPORATION

/s/Lillian Socki                             By: /s/Jeffrey W. Lemajeur
----------------------------------               -------------------------------

ATTEST:                                      ILLINOIS TOOL WORKS INC.

/s/James H. Wooten                           By: /s/David B. Speer
----------------------------------               -------------------------------